Exhibit 99.1

Allied Nevada Drills 166 Meters Grading 1.51 g/t Gold Equivalent

at Hycroft

October 21, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to provide an update to recent Vortex Zone step out drilling, including highlights from three newly drilled holes at its wholly owned Hycroft mine located near Winnemucca, Nevada. Highlights from the three holes include 166 meters grading 1.51 g/t AuEq (0.46 g/t Au and 59 g/t Ag), 182 meters grading 1.12 g/t AuEq (0.58 g/t Au and 31 g/t Ag) and 111 meters grading 1.12 g/t AuEq (0.26 g/t Au and 49 g/t Ag).

“We are encouraged by the continued positive results of these infill programs,” commented Dave Flint, Vice President of Exploration for Allied Nevada. “We expect that the integration of recent drilling into the block model should yield an expansion of the known resource and a significant conversion of inferred gold and silver resources.”

Drilling at the Vortex Zone indicates that the mineralization is contiguous with both the Brimstone (north) and Central (west) deposits. The Vortex Zone currently has been defined by exploration drilling over a 900 by 850 meter area, and with mineralization encountered to depths of 650 meters. A higher grade zone of mineralization within the Vortex Zone has been intersected in 29 holes over a strike length of 600 meters and a vertical range of 400 meters. The thickness of the higher grade zone, which occurs above the East Fault, is as much as 100 meters.

Core hole 10D-3500 is the western-most hole drilled in the Vortex Zone and extends the zone approximately 55 meters to the west. This hole contains intervals of higher grade silver highlighted by a 64 meter interval grading 3.02 g/t AuEq (0.65 g/t Au and 135 g/t Ag). Core hole 10D-3501 is a step-out hole drilled to the northeast of H10D-3500 and the mineralization encountered in this hole remains open to the north.

Hole 10D-4020 was drilled as part of an on-going 30 drill hole definition drill program at Vortex. This hole was drilled to a depth of 657 meters and ended in mineralization. Data from this hole indicates continuity of higher grade silver intervals at depth including 36 meters grading 2.43 g/t AuEq (0.19 g/t Au and 128 g/t Ag).

Vortex gold and silver mineralization is associated with a volcanic rock hydrothermal breccia and the silver mineralization is primarily contained within the mineral pyrargyrite. The Vortex Zone mineralization remains largely open along strike to the north, south, west and at depth.

Year to date 296 infill and exploration holes totaling 73,793 meters have been drilled at Hycroft. The Vortex Zone infill program for 2010 is on track for completion by year end, with 15 planned holes remaining to be drilled. The oxide and Vortex drill programs continue to infill and expand both the oxide and sulfide mineralization, as well as provide material for engineering, slope stability analyses, hydrology and ongoing metallurgical testing.

The following includes significant intercepts encountered in the three holes:

				GRADE
	FROM	TO	INTERVAL	Au	Ag	AuEq
	meters	meters	meters	g/t	g/t	g/t
H10D-3500	363	529	166	0.46	59	1.51
H10D-3501	311	494	183	0.58	31	1.12
H10D-4020	365	476	111	0.26	49	1.12

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are picked up on site and validated by Allied Nevada and Scott E. Wilson Consulting, Inc. geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold and silver determined using industry standard fire assay methods with an atomic absorption finish. Gold and silver over limits are determined using fire assay with a gravimetric finish.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has prepared or supervised the preparation of the technical information presented herein and has reviewed and approved the contents of this news release.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates; estimates of gold and silver grades; our planned exploration program for the second half of 2010, including our plans to expand the drill fleet at Hycroft; expectations for the release of a resource update; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, please see the technical report dated April 1, 2010 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com to view a full list of assays received to date for holes drilled in the 2010 program.

Ongoing 2010 Hycroft Exploration Campaign | 2